EXHIBIT 23.4

A-94/8, Wazirpur Industrial Area Main Ring Road, Delhi -110052 Tel: +91 11 4559 6689 Web: www.ajsh.in Email: info@ajsh.in

September 28, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washinton, D.C 2-549-7561

Re:	Wall Street Acquisitions, Corporation
Commission File no. 000-55755

Ladies and Gentlemen:

We have read the statements of Wall Street Acquisitions, Corporation pertaining to our firm, AJSH & Co LLP, included in Item 4.01(a) of Form 8-K/A dated November 17, 2020, and we are in agreement with the statements contained in that document regarding our firm.

We hereby consent to the filing of this letter as an exhibit to the report on Form 8-K/A. Very truly yours,

/s/AJSH & Co LLP